Exhibit 99.1

Autoliv provides update at Detroit automotive conference

(Detroit, January 14, 2015) – – – Autoliv, Inc. (NYSE: ALV, and SSE: ALIV sdb), the worldwide leader in automotive safety today provides several updates in a speech by its CEO, President and Chairman Mr. Jan Carlson at Deutsche Bank’s Global Auto Industry Conference, held in conjunction with the North American International Auto Show in Detroit.

Active safety revenues in 2014 reached around $490 million, essentially reaching the $0.5 billion target one year ahead of the plan established in late 2011. The Company is now preparing for the next level of active safety and automated driving features in addition to its current focus of selling vision, night vision and radar products and systems.

The future offering will continue to provide world-leading sensing products, but will additionally include highly-automated system integration capabilities needed for future cars. Autoliv intends to be one of the leading system suppliers in active safety moving toward autonomous driving. The Company is continuously building its electronics business and capabilities, and now targets to reach $2 billion in sales for 2019 in its new electronics business segment which became operational on January 1, 2015, out of which around $1 billion will be active safety sales. The electronics business segment includes passive safety electronics and active safety.

In today’s situation with record safety related recalls in the automotive industry the focus on quality as a number one priority is more important than ever. Related to the current airbag quality issues with another supplier, Autoliv has agreements with several different OEM’s for new supply capacity of up to 25 million airbag inflators for delivery during 2015 and 2016 and is in discussions for the supply of millions of additional units. Autoliv is expanding its capacity and capabilities to meet this demand as rapidly as possible.

Autoliv intends to hold a capital market day on June 2-3, 2015 in Sweden.

A PDF version of the presentation from Deutsche Bank’s Global Auto Industry Conference will be available at:

http://www.autoliv.com/Investors/Pages/Reports%20And%20Presentations/Presentations.aspx

Inquiries:

Thomas Jönsson, Vice President Corporate Communications, Tel +46 (8) 58 72 06 27

Autoliv Inc.	Autoliv North America
Vasagatan 11, 7th floor	26545 American Drive
P. O. Box 703 81, SE-107 24 Stockholm, Sweden	Southfield, MI 48034, USA
Tel +46 (8) 58 72 06 27	Tel +1 (248) 794 4537
e-mail: thomas.jonsson@autoliv.com	e-mail: ray.pekar@autoliv.com

About Autoliv

Autoliv, Inc., the worldwide leader in automotive safety systems, develops and manufactures automotive safety systems for all major automotive manufacturers in the world. Together with its joint ventures, Autoliv has around 80 facilities with close to 60,000 employees in 29 countries. In addition, the Company has ten technical centers in nine countries around the world, with 21 test tracks, more than any other automotive safety supplier. Sales in 2013 amounted to US $8.8 billion. The Company’s shares are listed on the New York Stock Exchange (NYSE: ALV) and its Swedish Depository Receipts on the OMX Nordic Exchange in Stockholm (ALIV sdb). For more information about Autoliv, please visit our company website at www.autoliv.com.

Safe Harbor Statement

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements, including without limitation, management’s examination of historical operating trends and data, as well as estimates of future sales, operating margin, cash flow, effective tax rate or other future operating performance or financial results, are based upon our current expectations, various assumptions and data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. Because these forward-looking statements involve risks and uncertainties, the outcome could differ materially from those set out in the forward-looking statements for a variety of reasons, including without limitation, changes in global light vehicle production; fluctuation in vehicle production schedules for which the Company is a supplier, changes in general industry and market conditions, changes in and the successful execution of our capacity alignment, restructuring and cost reduction initiatives discussed herein and the market reaction thereto; loss of business from increased competition; higher raw material, fuel and energy costs; changes in consumer and customer preferences for end products; customer losses; changes in regulatory conditions; customer bankruptcies or divestiture of customer brands; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; component shortages; market acceptance of our new products; costs or difficulties related to the integration of any new or acquired businesses and technologies; continued uncertainty in pricing negotiations with customers, our ability to be awarded new business; product liability, warranty and recall claims and other litigation and customer reactions thereto; higher expenses for our pension and other postretirement benefits; work stoppages or other labor issues; possible adverse results of pending or future litigation or infringement claims; negative impacts of antitrust investigations or other governmental investigations and associated litigation (including securities litigation) relating to the conduct of our business; tax assessments by governmental authorities and changes in our effective tax rate; dependence on key personnel; legislative or regulatory changes limiting our business; political conditions; dependence on and relationships with customers and suppliers; and other risks and uncertainties identified under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Reports and Quarterly Reports on Forms 10-K and 10-Q and any amendments thereto. The Company undertakes no obligation to update publicly or revise any forward-looking statements in light of new information or future events. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update any such statement.

Autoliv Inc.	Autoliv North America
Vasagatan 11, 7th floor	26545 American Drive
P. O. Box 703 81, SE-107 24 Stockholm, Sweden	Southfield, MI 48034, USA
Tel +46 (8) 58 72 06 27	Tel +1 (248) 794 4537
e-mail: thomas.jonsson@autoliv.com	e-mail: ray.pekar@autoliv.com